UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2008 (February 11, 2008)

ADVANCED MEDICAL OPTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-31257	33-0986820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 E. St. Andrew Place
Santa Ana, CA		92705
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 247-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities

On December 18, 2007, Advanced Medical Optics, Inc. (“AMO”) previously reported a plan which included the relocation of its femtosecond laser manufacturing operations from the Irvine plant to its excimer laser and phacoemulsification manufacturing facility in Milpitas, California, in order to consolidate equipment manufacturing in one location and to maximize opportunities to leverage core strengths. This plan also included the movement of the assembly of IntraLase disposable patient interfaces from the Irvine plant to AMO’s facility in Puerto Rico. As a continuation of AMO’s commitment to further enhance its global competitiveness, operating leverage and cash flow, the Board of Directors of AMO on February 12, 2008 committed to an additional plan to reduce its fixed costs. The additional plan includes a net workforce reduction of approximately 150 positions, or about 4% of the company’s global workforce. In addition, AMO plans to consolidate certain operations, including the relocation of all activities at the Irvine plant, to improve its overall facility utilization.

This additional plan includes workforce reductions and related expenses, outplacement assistance, facilities-related costs and accelerated amortization of certain long-lived assets.

AMO expects to complete these additional activities in 2008 and estimates the total non-recurring pre-tax charges resulting from the additional plan to be in the range of $25 million to $30 million, substantially all of which will be incurred in 2008. The significant majority are expected to be cash expenditures. Estimated breakdown of the additional charges is as follows:

Severance, retention bonuses, employee relocation and other one-time termination benefits	$15 million - $17 million
Facilities related and other costs	$10 million - $13 million

Statements made by AMO in this report on Form 8-K, including but not limited to statements regarding its plan (including the anticipated costs and timing of such actions), and its anticipated reduction in force, that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21 of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and include comments that express AMO’s opinion about trends and factors that may impact future operating results. Disclosures that use words such as we “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements rely on a number of assumptions concerning future events, many of which are outside of AMO’s control, and involve risks and uncertainties that could cause actual results to differ materially from opinions and expectations, including but not limited to AMO’s ability to implement the plan according to the timetable and to the extent currently anticipated, unanticipated expenditures incurred in connection with the plan, the possibility that final costs of the plan may be significantly different from our initial estimates due to the uncertainty surrounding facility changes and severance costs, and AMO’s ability to make accurate cost projections. More information about potential factors that could affect AMO’s business and financial results is included in the section entitled “Risk Factors” in AMO’s 2006 Annual Report on Form 10-K and third-quarter 2007 Form 10-Q. AMO does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this filing except as required by law.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 11, 2008, the Organization, Compensation and Corporate Governance Committee (the “Committee”) of the Board of Directors of Advanced Medical Optics, Inc. (“AMO”) approved 2007 bonus payments to the AMO principal executive officer, principal financial officer and the named executive officers identified in the proxy statement for the AMO 2007 annual meeting of stockholders (the “named executive officers”). These discretionary bonuses were awarded under the Advanced Medical Optics, Inc. 2002 Bonus Plan (the “Bonus Plan”). The 2007 bonus payments (which are payable in February 2008) approved by the Committee are as follows: James V. Mazzo, $550,000; Richard A. Meier, $275,000; Holger Heidrich, Ph.D., €136,300; C. Russell Trenary, III, $146,400; and Jane E. Rady, $100,000. The Committee also on February 11, 2008 approved the 2008 salaries for the named executive officers as follows: Mr. Mazzo, $775,000; Mr. Meier, $520,000; Dr. Heidrich, €380,880; Mr. Trenary, $380,000; and Ms. Rady, $342,400.

On February 11, 2008, the Committee designated Messrs. Mazzo, Meier and Trenary and Ms. Rady as “162(m) Participants” under the Bonus Plan for 2008. The Committee further established a 2008 maximum bonus for each of them as follows: Mr. Mazzo ($1,500,000), Mr. Meier ($875,000), Mr. Trenary ($500,000), and Ms. Rady ($350,000). Bonuses for the named executive officers are funded under the Bonus Plan based on AMO’s achievement of the adjusted operating income and revenue targets which were established by the Committee. The Committee reserved the right to decrease the bonus to be paid below the amounts set forth above based on AMO’s financial performance and the named executive officers’ individual performance relative to the goals established for them. Dr. Heidrich, who is no longer a Section 16 reporting person, will be considered for a bonus under the terms of the Bonus Plan, which may be funded based on AMO’s achievement of adjusted operating income and revenue targets for 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC.
(Registrant)

Date: February 15, 2008	By:	/s/ AIMEE S. WEISNER
Aimee S. Weisner,
Executive Vice President,
Administration, and Secretary